Exhibit 5.1

May 3, 2021

Fiserv, Inc.,

255 Fiserv Drive

Brookfield, Wisconsin 53045

Re: Fiserv, Inc. Prospectus Supplement Relating to Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Senior Vice President, interim Co-General Counsel and Secretary of Fiserv, Inc., a Wisconsin corporation (the “Company”). My opinion has been requested with respect to the Prospectus Supplement filed pursuant to Rule 424(b)(7) promulgated under the Securities Act of 1933 (the “Act”) relating to the Registration Statement on Form S-3 (File No. 333-227436) (as it may be amended from time to time, the “Registration Statement”), which is being filed in connection with the registration under the Act of 23,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”). The Company has filed the Prospectus Supplement with the U.S. Securities and Exchange Commission with respect to the Shares.

In connection with the foregoing, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, it is my opinion that, when the Shares have been duly issued as contemplated by the Prospectus Supplement relating to the Shares, the Shares will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, I am not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Shares.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of Wisconsin, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

I have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

I hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement and to the reference to me under the heading “Legal Matters” in the Prospectus Supplement relating to the Shares. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Sincerely,

/s/ Eric C. Nelson
Eric C. Nelson
Senior Vice President, interim Co-General Counsel and Secretary